Exhibit 99.1

FOR RELEASE:	December 11, 2025

MEDIA CONTACT:	Amy Rutledge Director, Corporate Communications (218) 723-7400 arutledge@allete.com

ALLETE receives written order from MPUC approving acquisition by CPP Investments and Global Infrastructure Partners, closing expected Dec. 15

DULUTH, Minn. - ALLETE, Inc. (NYSE: ALE) (the Company) today announced that it has reviewed the written order from the Minnesota Public Utilities Commission (MPUC) approving the company’s acquisition by Canada Pension Plan Investment Board (CPP Investments) and Global Infrastructure Partners (GIP), two leading global investors in infrastructure and sustainable energy.

The acquisition, which is expected to close on or about Dec. 15, subject to the satisfaction or waiver of the remaining closing conditions, aligns with ALLETE’s strategy to support a stronger, more flexible electric grid and other clean-energy transition investments while safeguarding reliability and reasonable rates for customers. Approximately $200 million in historic benefits are expected to be delivered to Minnesota Power customers and the regional economy through bill credits, assistance with past-due bills, and economic development opportunities as a result of the acquisition.

ALLETE Chair, President and CEO Bethany Owen said the acquisition by GIP and CPP Investments will strengthen ALLETE’s ability to invest in regional transmission infrastructure and renewable and other clean-energy technologies and meet Minnesota’s energy and environmental goals, including a carbon-free energy supply by 2040. ALLETE remains committed to ensuring these investments enhance reliability while keeping bills as low as possible for customers.

The acquisition has also been approved by ALLETE shareholders and federal and state agencies, including the Federal Energy Regulatory Commission and the Public Service Commission of Wisconsin. As a result of the acquisition, shares of ALLETE common stock will cease to be listed for trading on the New York Stock Exchange.

About ALLETE, Inc.
ALLETE, Inc. is an energy company headquartered in Duluth, Minnesota. ALLETE is committed to providing sustainable energy solutions to its customers and communities while delivering value to all of its stakeholders. The company’s businesses include Minnesota Power and Superior Water Light and Power, both regulated public utilities; ALLETE Clean Energy, a developer and operator of renewable energy projects; BNI Energy, which provides energy solutions in North Dakota; and New Energy Equity, headquartered in Annapolis, Maryland. ALLETE also has an 8% equity interest in the American Transmission Co. More information about ALLETE is available at www.allete.com. ALE-CORP

About CPP Investments
Canada Pension Plan Investment Board (CPP Investments™) is a professional investment management organization that manages the Canada Pension Plan Fund in the best interest of the more than 22 million contributors and beneficiaries. In order to build diversified portfolios of assets, CPP Investments makes investments around the world in public equities, private equities, real estate, infrastructure, fixed income, and alternative strategies including in partnership with funds. Headquartered in Toronto, with offices in Hong Kong, London, Mumbai, New York City, San Francisco, São Paulo, and Sydney, CPP Investments is governed and managed independently of the Canada Pension Plan and at arm’s length from governments. On September 30, 2025, the Fund totaled C$777.5 billion. For more information, please visit www.cppinvestments.com or follow us on LinkedIn, Instagram or on X @CPPInvestments.

Global Infrastructure Partners
Global Infrastructure Partners (GIP), a part of BlackRock, is a leading infrastructure investor that specializes in investing in, owning and operating some of the largest and most complex assets across the energy, transport, digital infrastructure and water and waste management sectors. With energy pragmatism central to its investment thesis, GIP is well positioned to support the global energy transition.

GIP’s scaled platform has over $189 billion in assets under management. GIP’s focus on real infrastructure assets, combined with its deep proprietary origination network and comprehensive operational expertise, enables GIP to be responsible stewards of its clients’ capital and to create positive economic impact for communities. For more information, visit www.global-infra.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the anticipated closing of the acquisition and its expected benefits. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially. For a discussion of factors that could impact ALLETE’s performance, please refer to the company’s filings with the Securities and Exchange Commission.

ALLETE calculates and reports carbon emissions based on the GHG Protocol. Details in ALLETE’s Corporate Sustainability Report.

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